UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 30, 2005

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1801 Douglas Drive Sanford, North Carolina	27330-1410
(Address of principal executive officer)	(Zip Code)

(919) 774-6700

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On December 1, 2005, The Pantry, Inc. (the “Company”) issued a press release announcing results for the fourth fiscal quarter and fiscal year ended September 29, 2005. The full text of the press release is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

In the attached release, the Company stated its belief that earnings per share for fiscal 2006 are likely to exceed previous guidance. The Company’s increased guidance assumes, among other things, an increase in comparable merchandise sales of approximately 4.0 percent, an increase in comparable gallons sold of approximately 3.0 percent and a 13 cents per gallon gasoline margin for fiscal 2006. Also included in the Company’s increased earnings per share guidance is an assumption that fiscal 2006 earnings per share will be negatively impacted by approximately 15 to 20 cents as a result of, among other things, expensing of stock options for the first time (approximately 9 cents per share), a higher tax rate (approximately 39.8 percent compared with 39.2 percent in fiscal 2005) and additional diluted shares outstanding (primarily as a result of issuance in the second half of fiscal 2005 of 1,500,000 shares in connection with the Company’s recent forward equity sale agreement). Additionally, the Company believes EBITDA for fiscal 2006 will exceed previous guidance and fall in a range between $234.0 million and $238.0 million.

EBITDA is defined by the Company as net income before interest expense, loss on extinguishment of debt, income taxes, depreciation and amortization. EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. The Company is providing information concerning EBITDA as one measure of its cash flow and historical ability to service debt and because it believes investors find this information useful as it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.

Reconciliation of Non-GAAP Guidance

(In thousands)

	Fiscal Year 2006 Guidance Range
EBITDA	$234,000	$238,000
Interest expense	(58,000)	(58,000)
Depreciation and amortization expense	(71,000)	(71,000)
Provision for income taxes	(41,200)	(42,800)

Net income	$63,800	$66,200

*	Pursuant to General Instruction B.2 of Current Report on Form 8-K, the information in Item 2.02 of this report, including the press release appearing in Exhibit 99.1, is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, the information in Item 2.02 of this report shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933, as amended.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 30, 2005, the Company was advised by Mr. Byron E. Allumbaugh that he has decided not to stand for re-election to the Company’s board of directors at the Company’s annual stockholder meeting scheduled to be held in March 2006. Mr. Allumbaugh’s decision not to stand for re-election was not the result of any disagreement with the Company.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Document
99.1	Press Release dated December 1, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE PANTRY, INC.

By:	/s/ Daniel J. Kelly
Daniel J. Kelly Vice President, Chief Financial Officer and Secretary (Authorized Officer and Principal Financial Officer)

Date: December 1, 2005

EXHIBIT INDEX

Exhibit No.	Description of Document
99.1	Press Release dated December 1, 2005